PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated March 15, 2011)	REGISTRATION NO. 333-96069

1,000,000,000 Depositary Receipts
Internet Infrastructure HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Internet Infrastructure HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company1	Ticker	Share Amounts	Primary Trading Market
Akamai Technologies Inc.	AKAM	3.0000	NASDAQ GS
Infospace, Inc.	INSP	0.8000	NASDAQ GS
Internap Network Services Corporation	INAP	0.5000	NASDAQ GS
Openwave Systems Inc.	OPWV	1.0737	NASDAQ GS
Open Text Corporation	OTEX	0.0868	NASDAQ GS
RealNetworks, Inc.	RNWK	6.0000	NASDAQ GS
VeriSign, Inc.	VRSN	6.1500	NASDAQ GS

1
On April 20, 2011, the acquisition of NaviSite, Inc. by Time Warner Cable Inc. became effective.  As a result, NaviSite, Inc. will no longer be an underlying constituent of the Internet Infrastructure HOLDRS Trust.  Time Warner Cable Inc. will not be added as an underlying constituent of the Internet Infrastructure HOLDRS Trust.  In connection with the acquisition, NaviSite, Inc. shareholders will receive $5.50 in cash for each share of NaviSite, Inc. held.  The Bank of New York Mellon will receive $0.733315 for the 0.13333 shares of NaviSite, Inc. per 100 shares round-lot of Internet Infrastructure HOLDRS.  The Bank of New York Mellon will distribute cash at a rate of $0.00733315 per depositary share of Internet Infrastructure HOLDRS; however, due to custody fees of $0.00733315 per depositary share in connection with the distribution, the Bank of New York Mellon will not disburse any funds to holders of Internet Infrastructure HOLDRS.  The scheduled record date for the distribution is May 5, 2011 and the payable date is May 9, 2011.  Additionally, once the allocation has been completed by the Depository Trust Company, creations and cancellations will require $0.733315 per 100 share round-lot of Internet Infrastructure HOLDRS through May 5, 2011, inclusive.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is April 29, 2011.